August 2008 Pricing Sheet dated August 22, 2008 relating to Amendment No. 1 to Preliminary Terms No. 737 dated August 12, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices
PRICING TERMS – AUGUST 22, 2008
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$6,310,000
Pricing date:	August 22, 2008
Original issue date:	August 29, 2008 (5 business days after the pricing date)
Maturity date:	November 30, 2011
Interest:	None
Principal protection:	100%
Basket:	Basket Indices	Weighting	Initial Basket Index Value	Multiplier
	Dow Jones Euro STOXX 50® Index	33.3333%	3,312.41	0.010063156
	Nikkei 225 Index	33.3333%	12,666.04	0.002631707
	S&P 500® Index	33.3333%	1,292.20	0.025795775
Payment at maturity:
The payment at maturity per $1,000 stated principal amount of notes will equal:
$1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $1,000 or greater than the maximum payment at maturity of $1,450

Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	$1,450 per note (145% of the stated principal amount)
Basket performance:	(final basket value – initial basket value) / initial basket value
Initial basket value:	100, which is the basket closing value on the pricing date.
Final basket value:	The basket closing value on the determination date
Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each basket index and the applicable multiplier for that basket index. See “Basket – Multiplier” above.
Determination date:	November 28, 2011, subject to adjustment for non-index business days and certain market disruption events.
Minimum purchase amount:	10 notes ($10,000)
CUSIP:	617482AZ7
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$1,000	$24	$976
Total	$6,310,000	$151,440	$6,158,560

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

 “Dow Jones EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use by Morgan Stanley.  All rights to the Nikkei 225 Index are owned by Nikkei Inc., and we will have received the consent of Nikkei Digital Media, Inc. to use and refer to the Nikkei 225 Index in connection with the notes as of the issue date of the notes.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 737 dated August 12, 2008
Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.